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                                                                    EXHIBIT 23.1



                     CONSENT OF INDEPENDENT PUBLIC AUDITORS


We consent to the incorporation by reference in the Registration Statements
Form S-3, No. 333-46927 and 333-75802, of Daisytek International Corporation and in the related Prospectuses and in the Registration Statements on Form S-8, No. 33-96728, 333-53505, 333-82537, 333-42190, 333-62840, and 333-73078, of our
report dated May 8, 2001, except as to Note 3, as to which the date is May 25, 2001, and Note 4 as to which the date is January 4, 2002 with respect to the consolidated financial statements of Daisytek International Corporation for the year ended March 31, 2001 included in this Form 8-K.


                                        /s/ ERNST & YOUNG LLP


Dallas, Texas,
January 4, 2002